Exhibit 10.2

Company	Loan Date	PPP Loan Received	PPP Loan Returned	Net PPP Loan

Energy Services of America Corporation	April 11, 2020	$66,100	$26,100	$40,000

CJ Hughes Construction Company Inc.	April 7, 2020	3,255,600	911,700	2,343,900

Contractors Rental Corporation	April 7, 2020	3,455,200	-	3,455,200

Nitro Construction Services, Inc.	April 7, 2020	6,362,200	2,362,200	4,000,000

Total		$13,139,100	$3,300,000	$9,839,100